As filed with the Securities and Exchange Commission on March 16, 2018

Registration No. 333-223046

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACRO BIOMEDICAL CO., LTD.
(Exact name of registrant as specified in its charter)

Nevada	2834	47-1950356
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2175 Visionary Way, Suite 1160

Fishers, IN 46038

(317) 286-6788

(Address and telephone number of principal executive offices)

COPIES TO:

Asher S. Levitsky P.C.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, Suite 1100

New York, New York 10105-0302

Telephone: (212) 370-1300

Fax: (646) 895-7238

E-mail: alevitsky@egsllp.com

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non- accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	500,000 shares	$1.00	$500,000	$62.25

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) based on the proposed selling price of the shares. The shares offered hereunder may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions or a combination of these methods, at a fixed price of $1.00 per share until the common stock is quoted on the OTC Bulletin Board or the OTCQX or OTCQB marketplaces of OTC Markets Group Inc., or is listed on a securities exchange; and thereafter at market prices prevailing at the time of sale or at negotiated prices

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This amendment is being filed sole to file Exhibit 5.1 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

Nature of Expense:	Amount
SEC Registration Fee	$62.25
Accounting fees and expenses	2,000.00
Legal fees and expenses	31,000.00
Printing	1,900.00
Miscellaneous	37.75
Total	$35,000.00

(1)	All expenses, except the SEC registration fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502 and 78.751 provide broad authority for the indemnification of directors, officers and certain other persons. Our articles of incorporation provides that we shall provide to our directors and officers to the maximum extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

(a) On September 20, 2017, we sold 500,000 shares of common stock to Chen Yen-Hsun, the selling stockholder, for $1.00 per share, or a total of $500,000. The issuance of the shares was exempt from the registration requirements of the Securities Act pursuant to Regulation S.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of the Company[1]
3.2	Bylaws of the Company[1]
5.1	Opinion of Ellenoff Grossman Schole LLP[3]
10.1	Purchase contract dated August 23, 2017 between the registrant, Xiamen Jinxia Yongfend Commercial Co., Ltd. and Acrology International Co., Ltd.[2]
10.2	Purchase contract dated August 23, 2017, between the registrant and Aublog Inc. [2]
23.1	Consent of independent registered public accounting firm[4]
23.2	Consent of counsel (included in Exhibit 5.1).

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1 Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the SEC on February 1, 2017.

2 Filed as an exhibit to the Company’s Form 10-K for the year ended September 30, 2017 and incorporated herein by reference. Subsequent purchase agreements with the same purchaser and supplier are in the same form as these exhibits.

3 Filed herewith.

4 Previously filed.

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ITEM 17. UNDERTAKINGS.

We hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) and (h) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement:

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in Fishers, Indiana this 16th day of March, 2018.

ACRO BIOMEDICAL CO., LTD.

By:	/s/ Pao-Chi Chu
Pao-Chi Chu
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pao-Chi Chu	Chief Executive Officer, Chief Financial Officer and Director	March 16, 2018
Pao-Chi Chu

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